                                                                     Exhibit 5.1
                                                                     -----------

                        [Hunton & Williams Letterhead]

April 1, 1998

Board of Directors
Prentiss Properties Trust
3890 West Northwest Highway, Suite 400
Dallas, TX  75220

Prentiss Properties Trust
Registration Statement on Form S-3

                       ----------------------------------

Ladies and Gentlemen:

     We are counsel for Prentiss Properties Trust, a Maryland real estate investment trust, (the "Company") in connection with its registration under the Securities Act of 1933 of up to 6,496,130 of the Company's common shares of beneficial interest ("the Shares") which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on April 1, 1998.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. With respect to matters of Maryland law, we have relied upon the opinion of Ballard Spahr Andrews and Ingersoll, LLP.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a real estate investment trust duly formed and existing under and by virtue the laws of the State of Maryland.

     2. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.


                                            Very truly yours,

                                            /s/ Hunton & Williams

07667/08301